CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 27 to the Registration Statement on Form N-4 (No. 033-62793) (the “Registration Statement”) of our report dated March 14, 2022 relating to the financial statements of Prudential Annuities Life Assurance Corporation and consent to the incorporation by reference in the Registration Statement of our report dated April 18, 2022 relating to the financial statements of each of the subaccounts of Prudential Annuities Life Assurance Corporation Variable Account B indicated in our report, which are incorporated by reference in the Statement of Additional Information included in the Post-Effective Amendment No. 26 to the Registration Statement on Form N-4 (No. 033-62793) dated May 1, 2022.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 13, 2022